Exhibit 10.14
Fidelity National Information services, Inc.
2008 Omnibus Incentive Plan
Notice of Restricted Stock Unit Grant
     You (the “Grantee”) have been granted the following award of restricted stock units (the “Restricted Stock Units”) denominated in shares of Common Stock of Fidelity National Information Services, Inc. (the “Company”), par value $0.01 per share (the “Shares”), pursuant to the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan (the “Plan”):

Name of Grantee:	William P. Foley, II

Number of Restricted Stock Units Granted:

Effective Date of Grant:	October 1, 2009

Vesting and Period of Restriction:	Subject to the terms of the Plan and the Restricted Stock Unit Award Agreement attached hereto, the Period of Restriction shall lapse, and all of the Restricted Stock Units granted hereunder shall become fully vested on the six-month anniversary of the Effective Date of Grant.
By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Unit Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Unit Agreement.

Grantee:	Fidelity National Information Services, Inc.

By:

William P. Foley, II Date: October 1, 2009 Address: 601 Riverside Avenue, 12th Floor Jacksonville, Florida 32204		Ronald D. Cook EVP, General Counsel and Corporate Secretary

Fidelity National Information Services, Inc.
2008 Omnibus Incentive Plan
Restricted Stock Unit Award Agreement
SECTION 1. GRANT OF RESTRICTED STOCK UNIT
     (a) Restricted Stock Unit. On the terms and conditions set forth in the Notice of Restricted Stock Unit Grant and this Restricted Stock Unit Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant the Restricted Stock Units (the “Restricted Stock Units”) set forth in the Notice of Restricted Stock Unit Grant.
     (b) Plan and Defined Terms. The Restricted Stock Units are granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Unit Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
SECTION 2. FORFEITURE; TRANSFER RESTRICTIONS AND SETTLEMENT
     (a) Forfeiture Restrictions. If the Grantee’s employment terminates for any reason, other than by the Grantee without “Good Reason” (as defined in Grantee’s Second Amended and Restated Employment Agreement between the Grantee and the Company, dated September 30, 2009 (the “Employment Agreement”)) while Restricted Stock Units are subject to a Period of Restriction, the Period of Restriction with respect to such Restricted Stock Units shall lapse, and the Restricted Stock Units shall vest and be settled in accordance with this Section 2, on the date of the Grantee’s termination of employment or service. If the Grantee terminates employment without Good Reason, the Restricted Stock Units shall be forfeited and cancelled. For purposes of this Agreement, a termination of employment (or words of similar meaning) shall mean a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     (b) Transfer Restrictions. During the Period of Restriction, the Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent such Restricted Stock Units are subject to a Period of Restriction.
     (c) Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock Units in accordance with the Notice of Restricted Stock Unit Grant or, if earlier, in accordance Section 2(a) hereof.
     (d) Settlement. Upon a lapse of the Period of Restriction, subject to the terms of the Plan and this Agreement, the Company shall settle the vested Restricted Stock Units in Shares by issuing to the Grantee a number of Shares equal to the number of Restricted Stock Units.

SECTION 3. DIVIDENDS
If on any date the Company pays any dividend with respect to its Common Stock (the “Payment Date”) during the Period of Restriction, then, within 60 days following the Payment Date, the Company shall pay, or cause an Affiliate to pay, Dividend Equivalents to the Grantee in an amount equal to: (i) the product of (x) the number of the Grantee’s Restricted Stock Units as of the Payment Date and (y) the per Share cash amount of such dividend.
SECTION 4. STOCK CERTIFICATES
     The Shares to be issued pursuant to Section 2(d) of this Agreement shall be registered in the Grantee’s name in certificate or book-entry form.
     Restricted Stock Units are not actual shares of Common Stock. Subject to Section 3 of this Agreement, (i) the Grantee’s interest in Restricted Stock Units shall make the Grantee only a general, unsecured creditor of the Company until the Restricted Stock Units become vested and settled pursuant to Section 2(d) of this Agreement, and (ii) prior to the Settlement Date, the Grantee shall not be deemed for any purpose to be the owner of any Common Stock denominated by the Restricted Stock Unit Award and the Grantee shall not have the right to vote (or to execute proxies for voting) the Restricted Stock Units.
SECTION 5. MISCELLANEOUS PROVISIONS
     (a) Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
     (b) Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Unit Grant by the Company, the Board or the Committee.
     (c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
     (d) Choice of Law. This Agreement and the Notice of Restricted Stock Unit Grant shall be governed by, and construed in accordance with, the laws of Florida, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Unit Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
     (e) Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Unit Grant shall be settled by binding arbitration before a single arbitrator in Jacksonville, Florida and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Unit Grant, provided that all substantive questions of law shall be determined in accordance with the state and Federal laws applicable in Florida, without regard to internal principles relating to conflict of laws.
     (f) Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
     (g) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
     (h) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
     (i) Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly. If the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code and a Restricted Stock Unit constitutes a “nonqualified deferred compensation arrangement” subject to Section 409A of the Code, then, to the extent required under Section 409A of the Code, the settlement of such Restricted Stock Unit upon the Grantee’s termination of employment, other than due to the Grantee’s death, shall be paid or settled in accordance with Section 9(f) of Grantee’s Employment Agreement.